Exhibit 99.1

Stabilisation / FSA	Jenifer Kirtland
Maxtor Investor Relations
(408) 324-7056

Maxtor Corporation Announces Repurchase of
6.80% Convertible Senior Notes Due 2010
MILPITAS, CA, August 15, 2005 — Maxtor Corporation (NYSE: MXO) announced today that it repurchased an aggregate principal amount of approximately $94.3 million of its existing 6.80% Convertible Senior Notes due 2010 for an aggregate price of approximately $95.8 million (including accrued interest) in privately negotiated transactions. The Company financed its repurchase of 6.80% Convertible Senior Notes due 2010 with a portion of the proceeds from the sale of $300 million aggregate principal amount of 2.375% Convertible Senior Notes due 2012 pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended, which closed today. The Company intends to repurchase from time to time an aggregate principal amount of up to an additional approximately $55.7 million of its 6.80% Convertible Senior Notes due 2010 in privately negotiated transactions. The timing and amount of future repurchases, if any, of 6.80% Convertible Senior Notes due 2010 will depend on business and market conditions.
About Maxtor
Maxtor Corporation is one of the world’s leading suppliers of information storage solutions. The Company has an expansive line of storage products for desktop computers, near-line storage, high-performance Intel-based servers, and consumer electronics. Maxtor has a reputation as a proven market leader built by consistently providing high-quality products and service and support for its customers. Maxtor is traded on the NYSE under the MXO symbol.
Certain statements in this press release may be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “will,” “may” and similar expressions identify forward-looking statements. These statements are only predictions. The Company makes these forward-looking statements based upon information available on the date hereof, and it has no obligation (and expressly disclaims any such obligation) to update or alter any such forward-looking statements, whether as a result of new information, future events, or otherwise. See the Company’s Form 10-Q for the period ended July 2, 2005 for a further discussion of these and other risks and uncertainties applicable to the Company’s business.